Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NIO Inc. of our report dated April 8, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in NIO Inc.’s Annual Report on Form 20-F for the year ended December 31, 2024.

/s/PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

March 10, 2026